Exhibit 99.1

Media Contact	For Immediate Release
Michael Boss
(208) 893-1057

mjboss@mpccorp.com

www.mpcperiscope.wordpress.com

MPC Corporation Receives Notice of Delisting

NAMPA, ID – OCT. 27, 2008 –MPC Corporation (“MPC”) (NYSE Alternext:MPZ), today announced that the company has been notified by the NYSE Alternext US LLC (the “Exchange”) that it intends to strike the Common Stock and Warrants of MPC from the Exchange by filing a delisting application with the Securities and Exchange Commission.

As previously announced on May 8, 2008, the American Stock Exchange (AMEX) notified MPC that the company was not in compliance with Section 1003(a) (i) of the AMEX Company Guide, in that the company’s stockholder equity had fallen below $2 million dollars and that MPC had sustained losses from continuing operations or net losses in two of its three most recent fiscal years. MPC responded by submitting a plan for achieving compliance, which was accepted by AMEX on June 27, 2008. At that time, MPC was granted an extension until November 9, 2009 to regain compliance with listing standards, subject to periodic review of progress.

The decision by the Exchange (which acquired AMEX on October 1, 2008) to file the delisting application was based on its review of publicly available information as well as information provided to the Exchange by MPC. In a letter to MPC, the Exchange cited the company’s failure to make progress consistent with its submitted plan, further citing that the plan no longer demonstrated MPC’s ability to regain compliance under Section 1003(a) (i) of the Company Guide.

Additionally, the Exchange concluded that MPC is not under compliance with other continued listing standards related to 1) the company’s overall financial condition

MPC Receives Notice of Delisting

October 27, 2008

and its ability to continue operations; 2) the low share price of its stock; and, 3) the decline of its aggregate market capitalization.

About MPC

MPC Corporation, a major U.S. PC vendor since 1991, provides enterprise IT hardware solutions to mid-size businesses, government agencies and education organizations. With its October 2007 acquisition of Gateway’s Professional business, MPC Corporation became the only top-ten U.S. PC vendor focused exclusively on the $43 billion Professional PC market. For more information, visit MPC online at www.mpccorp.com.

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